EXHIBIT 99

News Release

AlphaPoint Technology, Inc. (OTCBB APPO) and N’compass Solutions, Inc. Unwind Acquisition

Sarasota, FL (April 20, 2015) – AlphaPoint Technology, Inc. (OTCBB APPO) announced today that it completed the agreement with N’compass Solutions, Inc., on the unwinding of the acquisition of N’compass announced on December 23, 2014.  AlphaPoint and N’compass mutually agreed that the unwinding was in the best interests of all parties, including AlphaPoint’s and N’compass’s shareholders.

As a result of the unwinding, N’compass is no longer a subsidiary of AlphaPoint and the N’compass and AlphaPoint leadership teams have been returned to their pre-acquisition positions.

The companies intend to continue to work together to integrate AlphaPoint’s AssetCentral™, which provides critical Data Center Infrastructure Management (DCIM) and Information Technology Asset Management (ITAM) information to help clients gain better visibility into their data center assets and IT capabilities, with N’compass’s LiveDC, a Data Center Service Optimization (DCSO) solution that accurately measures the essential DCIM capacity functions (i.e., power, cooling, performance optimization, space management and asset tracking), provides time-to-zero reporting, and tracks strategic progress

"It is unfortunate that the acquisition was not viable at this time," stated Gary Macleod, CEO, "however, the two companies will continue to collaborate on various projects, and look forward to maintaining a mutually beneficial relationship."

About AlphaPoint Technology

From its headquarters in Sarasota, Florida, AlphaPoint Technology provides Data Center and IT Asset Management Software.  AssetCentral™ is a cutting-edge, easy-to-use, web-based IT Asset Management (ITAM software) and Data Center Infrastructure Management (DCIM software) solution that empowers IT professionals to simplify data center operations, streamline processes, implement best practices, improve service delivery, mitigate risk, and help drive Green Data Center Initiatives.  To learn more, visit www.alphapointtechnology.com.

For more information, contact:

Jay Letendre

AlphaPoint Technology, Inc.

jletendre@alphapoint-us.com

941-907-8822, ext. 10

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